UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 18, 2026

Datavault AI Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38608	30-1135279
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Commerce Square, 2005 Market Street, Suite 2400, Philadelphia, PA	19103
(Address of Principal Executive Offices)	(Zip Code)

(408)-627-4716

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or former address if changed from last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	DVLT	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On August 18, 2026 (the “Closing Date”), Datavault AI Inc., a Delaware corporation (the “Company”), consummated the previously announced merger transaction contemplated by that certain Agreement and Plan of Merger, dated as of March 18, 2026, as amended from time to time (the “Merger Agreement”), by and among the Company, DVLT Merger Sub, Inc., a wholly owned subsidiary of the Company (“Merger Sub”), and NYIAX, Inc. (“NYIAX”). Pursuant to the Merger Agreement, (i) Merger Sub merged with and into NYIAX, with NYIAX as the surviving company in the merger and, after giving effect to such merger, continuing as a wholly-owned subsidiary of the Company (the “Merger”), and (ii) the Company paid the Merger Consideration and Unaccredited Investor Cash Consideration (each as defined below) to NYIAX equity holders.

At the effective time of the Merger (the “Effective Time”), by virtue of the Merger and without any action on the part of the stockholders of NYIAX (the “Merger Partner Stockholders”), (i) each outstanding share of NYIAX’s common stock, par value $0.0001 per share (the “NYIAX Common Stock”), other than any shares of NYIAX Common Stock held in the treasury of NYIAX, was converted into the right to receive a number of shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), equal to the Exchange Ratio (as defined in the Merger Agreement), and (ii) each share of NYIAX Common Stock held immediately prior to the Effective Time by a Merger Partner Stockholder that was an Unaccredited Investor (as defined in the Merger Agreement) was converted into the right to receive the Unaccredited Investor Cash Consideration (as defined in the Merger Agreement).

As a result, the Company issued an aggregate of 74,800,629 shares of Common Stock (the “Merger Consideration”) and paid aggregate cash consideration of approximately $494,859.29 to holders that qualified as Unaccredited Investors. The Exchange Ratio was approximately 1.41 shares of Common Stock for each share of NYIAX Common Stock.

Pursuant to the Merger Agreement, the Company has agreed to file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-3 (or, if the Company is not then eligible to use Form S-3, on Form S-1), within thirty (30) calendar days following the Closing Date, covering the resale of all shares of Common Stock issued to Merger Partner Stockholders as Merger Consideration pursuant to the Merger Agreement.

In connection with the Merger and pursuant to the terms of the Merger Agreement, within thirty (30) calendar days following the closing, the Company will cause the nomination and election to its board of directors of two (2) individuals designated by NYIAX and reasonably acceptable to the Company’s Nominating and Corporate Governance Committee.

In connection with the closing, the parties agreed to waive certain closing conditions and to treat certain items as post-closing deliverables to be satisfied no later than 12:00 p.m. Eastern Time on August 27, 2026, including, without limitation, the execution of new employment agreements by certain employees, waivers of severance provisions by certain NYIAX employees, and the delivery of indemnification agreements by certain NYIAX employees.

Item 2.01 Completion of Acquisition or Disposition of Assets.

The disclosure required by this Item and included in Item 1.01 of this Current Report on Form 8-K (the “Form 8-K”) is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The disclosure required by this Item and included in Item 1.01 of this Form 8-K is incorporated herein by reference. The Merger Consideration has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

The Merger Consideration has not been registered under the Securities Act, and may not be sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act. The securities will be issued and were issued in reliance upon exemptions from registration under Section 4(a)(2) of the Securities Act, and/or Rule 506 promulgated under Regulation D of the Securities Act.

Item 8.01 Other Events.

On August 19, 2026, the Company issued a press release (the “Press Release”) announcing the closing of the Merger Agreement. A copy of the Press Release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 19, 2026	DATAVAULT AI INC.

	By:	/s/ Nathaniel Bradley
		Name:	Nathaniel Bradley
		Title:	Chief Executive Officer